UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A-1

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 9, 2007

DGT CORP.
(Exact name of issuer of securities held pursuant to the plan)

Commission File Number 333-137460

Nevada	EIN Pending
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

2820 W. Charleston Blvd., Suite 22
Las Vegas, NV 89102
(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (86) 130-7113-7549

No. D2003 Gahood Villas,
Baizin Zhuang, Hou Sha Yu,
Shunyi District, Beijing 101300, China
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On August 9, 2007, Mr. Jurgen Ballmaier, our President, Secretary, Chief Executive Officer and director, agreed to sell all of his 300,000 shares of our issued and outstanding common stock to Mr. Hsien Loong Wong for an aggregate price of $10,000, pursuant to a Stock Purchase Agreement.

On August 9, 2007, Madam Kam Chung Hui agreed to sell all of her 6,000,000 shares of our issued and outstanding common stock to Mr. Zhu Hua Yin for an aggregate purchase price of $200,000, pursuant to a Stock Purchase Agreement.

The closing of the foregoing stock purchase agreements took place on August 30, 2007 and as of such date Mr. Hsien Loong Wong is the owner of 300,000 shares of our common stock representing approximately 3.33% of our issued and outstanding common stock and Mr. Zhu Hua Yin is the owner of 6,000,000 shares of our common stock representing approximately 66.67% of our issued and outstanding common stock.

The foregoing descriptions of the stock purchase transactions do not purport to be complete and are qualified in their entirety by reference to the stock purchase agreements, which were filed with the Form 8-K on August 13, 2007, and which are incorporated herein by reference.

Item 5.01. Changes in Control of Registrant

The information set forth in Item 1.01 above is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

In connection with the forgoing stock purchase agreements, Mr. Jurgen Ballmaier and Mr. Wolfgang Wagner agreed to resign as directors and officers of our company and Mr. Hsien Loong Wong and Mr. Zhu Hua Yin agreed to join the company as directors and officers. On August 27, 2007, Mr. Jurgen Ballmaier and Mr. Wolfgang Wagner resigned as officers and directors of our company and at the same time appointed Mr. Zhu Hua Yin as President, Chief Executive Officer, Chief Financial Officer, Treasurer and a director of our company and Mr. Hsien Loong Wong as Secretary and a director of our company.

Mr. Zhu Hua Yin is currently 50 years old. In 1990, Mr. Zhu Hua Yin resigned from his director position of a large Chinese state-owned arsenal branch to establish his own optical company named Sam Optics Ltd., where Mr. Yin has been the president of Sam Optics Ltd. since inception. Due to Mr. Yin’s extensive experience in business management, which includes 16 years of conducting business in North America, Mr. Yin has been able to grow the sales of Sam Optics Ltd. from 1990 to 1999 in the certain area of optical instruments to the point where it has 25% of the world market share. Mr. Yin has received a college education in Arts in China. Mr. Yin is not an officer or director of any other reporting issuer at this time.

Mr. Hsien Loong Wong is currently 32 years old. From 2004 to present, Mr. Hsien Loong Wong worked as an independent consultant to various public companies advising on matters pertaining to business in China and Singapore.  From January 2003 to December 2003, Mr. Wong worked for Froebel Academy, a provider of early childhood education training in Singapore. Mr. Wong served as Senior Manager for Business Development of Froebel Academy whereby he oversaw the initial set up of the new Froebel Academy Campus in Singapore and helped build the Froebel Academy’s brand in Singapore and China. From June 2001 to December 2002, Mr. Wong worked for Nxtech Wireless, an IT consultancy firm based in Vancouver, Canada. During his term with Nxtech Wireless, Mr. Hsien Wong helped deploy Nxtech Wireless’ services in Singapore and rendered consultancy services for 5G Wireless, a California based Wireless Internet service provider. Mr. Wong received his Bachelors or Arts (honors in communications) from Simon Fraser University in British Columbia, Canada in 2001. Mr. Wong is not an officer of director of any other reporting issuer at this time.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description of Exhibit

10.1*	Stock Purchase Agreement, dated as of August 9, 2007, by and between Mr. Jurgen Ballmaier and Mr. Hsien Loong Wong.

10.2*	Stock Purchase Agreement, dated as of August 9, 2007, by and between Madam Kam Chung Hui and Mr. Zhu Hua Yin.

*	Previously filed on Form 8-K on August 13, 2007 and incorporated herein by reference

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

DGT CORP.

By:	/s/ Hsien Loong Wong
Name: Hsien Loong Wong
Title: Director

Date: August 30, 2007